                                         ---------------------------------------
                                                      OMB APPROVAL
                                         ---------------------------------------
                                         OMB NUMBER:                   3235-0145
                                         EXPIRES:                AUGUST 31, 1999
                                         ESTIMATED AVERAGE BURDEN
                                         HOURS PER RESPONSE................14.90
                                         ---------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. ______)*
                                   E-NET, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   268 745 205
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 14, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

        [ ]     Rule 13d-1(b)

        [X]     Rule 13d-1(c)

        [ ]     Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 10 pages

CUSIP No.        268 745 205
--------------------------------------------------------------------------------
      1.         Names of Reporting Person.
                 I.R.S. Identification Nos. of Above Persons (entities only).

                 IXC Communications, Inc.

--------------------------------------------------------------------------------
      2.         Check the Appropriate Box if a Member of a Group
                 (See Instructions)

                 (a)

                 (b)
--------------------------------------------------------------------------------
      3.         SEC Use Only
--------------------------------------------------------------------------------
      4.         Citizenship or Place of Organization
                       Delaware
--------------------------------------------------------------------------------
NUMBER OF        5.    Sole Voting Power            -0-
SHARES           ---------------------------------------------------------------
BENEFICIALLY     6.    Shared Voting Power          2,083,280 /*/
OWNED BY EACH    ---------------------------------------------------------------
REPORTING        7.    Sole Dispositive Power              -0-
PERSON WITH:     ---------------------------------------------------------------
                 8.    Shared Dispositive Power            2,083,280 /*/
--------------------------------------------------------------------------------
      9.         Aggregate Amount Beneficially Owned by Each Reporting Person
                 2,083,280 /*/
--------------------------------------------------------------------------------
     10.         Check if the Aggregate Amount in Row (9) Excludes Certain
                 Shares (See Instructions)
--------------------------------------------------------------------------------
     11.         Percent of Class Represented by Amount in Row (9) 19.9% /**/
--------------------------------------------------------------------------------
     12.         Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
                 CO
--------------------------------------------------------------------------------



                               Page 2 of 10 pages

CUSIP No.        268 745 205
--------------------------------------------------------------------------------
      1.         Names of Reporting Persons.
                 I.R.S. Identification Nos. of Above Persons (entities only).

                 IXC Communications Services, Inc.

--------------------------------------------------------------------------------
      2.         Check the Appropriate Box if a Member of a Group
                 (See Instructions)

                 (a)

                 (b)
--------------------------------------------------------------------------------
      3.         SEC Use Only
--------------------------------------------------------------------------------
      4.         Citizenship or Place of Organization
                       Delaware
--------------------------------------------------------------------------------
NUMBER OF        5.    Sole Voting Power            -0-
SHARES           ---------------------------------------------------------------
BENEFICIALLY     6.    Shared Voting Power          2,083,280 /*/
OWNED BY EACH    ---------------------------------------------------------------
REPORTING        7.    Sole Dispositive Power              -0-
PERSON WITH:     ---------------------------------------------------------------
                 8.    Shared Dispositive Power            2,083,280 /*/
--------------------------------------------------------------------------------
      9.         Aggregate Amount Beneficially Owned by Each Reporting Person
                 2,083,280 /*/
--------------------------------------------------------------------------------
     10.         Check if the Aggregate Amount in Row (9) Excludes Certain
                 Shares (See Instructions)
--------------------------------------------------------------------------------
     11.         Percent of Class Represented by Amount in Row (9) 19.9% /**/
--------------------------------------------------------------------------------
     12.         Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
                 CO
--------------------------------------------------------------------------------



                               Page 3 of 10 pages

CUSIP No.        268 745 205
--------------------------------------------------------------------------------
      1.         Names of Reporting Persons.
                 I.R.S. Identification Nos. of Above Persons (entities only).

                 IXC Internet Services, Inc.

--------------------------------------------------------------------------------
      2.         Check the Appropriate Box if a Member of a Group
                 (See Instructions)

                 (a)

                 (b)
--------------------------------------------------------------------------------
      3.         SEC Use Only
--------------------------------------------------------------------------------
      4.         Citizenship or Place of Organization
                       Delaware
--------------------------------------------------------------------------------
NUMBER OF        5.    Sole Voting Power            -0-
SHARES           ---------------------------------------------------------------
BENEFICIALLY     6.    Shared Voting Power          2,083,280 /*/
OWNED BY EACH    ---------------------------------------------------------------
REPORTING        7.    Sole Dispositive Power              -0-
PERSON WITH:     ---------------------------------------------------------------
                 8.    Shared Dispositive Power            2,083,280 /*/
--------------------------------------------------------------------------------
      9.         Aggregate Amount Beneficially Owned by Each Reporting Person
                 2,083,280 /*/
--------------------------------------------------------------------------------
     10.         Check if the Aggregate Amount in Row (9) Excludes Certain
                 Shares (See Instructions)
--------------------------------------------------------------------------------
     11.         Percent of Class Represented by Amount in Row (9) 19.9% /**/
--------------------------------------------------------------------------------
     12.         Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
                 CO
--------------------------------------------------------------------------------



                               Page 4 of 10 pages

ITEM 1.

        (a)     Name of Issuer:

                e-Net, Inc., a Delaware corporation

        (b)     Address of Issuer's Principal Executive Offices:

                12800 Middlebrook Road, Suite 400
                Germantown, Maryland 20874-5204

ITEM 2.

        (a)     Name of Person Filing:

                IXC Communications, Inc. ("IXC"), IXC Communications Services, Inc. ("IXC-CS") and

                IXC Internet Services, Inc. ("Internet")

        (b)     Address of Principal Business Office or, if none, Residence:

                1122 Capital of Texas Highway South
                Austin, Texas 78746

        (c)     Citizenship:

                United States

        (d)     Title of Class of Securities:

                Common Stock, $.01 par value per share ("Common Stock")

        (e)     CUSIP Number:

                268 745 205

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)     [ ]     Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o).

        (b)     [ ]     Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c).

        (c)     [ ]     Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

        (d)     [ ]     Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e)     [ ]     An investment adviser in accordance with Section
                        240.13d-1(b)(1)(ii)(E);

        (f)     [ ]     An employee benefit plan or endowment fund in accordance
                        with Section 240.13d-1(b)(1)(ii)(F);

        (g)     [ ]     A parent holding company or control person in accordance
                        with Section 240.13d-1(b)(1)(ii)(G);

        (h)     [ ]     A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i)     [ ]     A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)     [ ]     Group, in accordance with Section
                        240.13d-1(b)(1)(ii)(J).

                Not Applicable



                               Page 5 of 10 pages

ITEM 4. OWNERSHIP

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)     Amount beneficially owned: 2,083,280 /*/.

        (b)     Percent of class: 19.9% /**/.

        (c)     Number of shares as to which the person has:

                (i)     Sole power to vote or to direct the vote -0-.

                (ii)    Shared power to vote or to direct the vote 2,083,280
                        /*/.

                (iii) Sole power to dispose or to direct the disposition of -0-.

                (iv) Shared power to dispose or to direct the disposition of 2,083,280 /*/.

                /*/ Internet was granted an option (the "Option") to acquire up to such number of shares of Common Stock equal to one less than 20% of the outstanding shares of Common Stock at the time of exercise after giving effect to the shares issued pursuant to the Option. Internet may exercise the Option until the earlier of (i) 30 days after the closing date of Cincinnati Bell Inc.'s acquisition of IXC, or (ii) January 31, 2000. Based on the number of shares of Common Stock outstanding as of August 6, 1999 which was reported as 8,333,124 on e-Net, Inc.'s Form 10-QSB for the quarter ended June 30, 1999 filed with the Securities and Exchange Commission on August 16, 1999, Internet could acquire up to 2,083,280 shares of Common Stock pursuant to the Option. Internet is a wholly owned subsidiary of IXC-CS which is a wholly owned subsidiary of IXC.

                /**/ Based upon 8,333,124 shares of Common Stock outstanding and after giving effect to the issuance of 2,083,280 shares upon the exercise of the Option.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

                Not Applicable



                               Page 6 of 10 pages

ITEM 10. CERTIFICATION

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                               Page 7 of 10 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   September 20, 1999
                                        ----------------------------------------
                                                          Date

                                        IXC Communications, Inc.

                                        By:/s/ Jeffrey C. Smith
                                        ----------------------------------------
                                                        Signature

                                        Jeffrey C. Smith
                                        Its: Senior Vice President, General
                                        Counsel and Secretary
                                        ----------------------------------------
                                                       Name/Title


                                        IXC Communications Services, Inc.

                                        By:/s/ Jeffrey C. Smith
                                        ----------------------------------------
                                                        Signature

                                        Jeffrey C. Smith
                                        Its: Senior Vice President, General
                                        Counsel and Secretary
                                        ----------------------------------------
                                                       Name/Title

                                        IXC Internet Services, Inc.

                                        By:/s/ Jeffrey C. Smith
                                        ----------------------------------------
                                                        Signature

                                        Jeffrey C. Smith
                                        Its: Senior Vice President, General
                                        Counsel and Secretary
                                        ----------------------------------------
                                                       Name/Title



                               Page 8 of 10 pages

                                  EXHIBIT INDEX

                                                         Sequential Page No.
                                                         -------------------
Exhibit 1           Joint Reporting Agreement                     10



                               Page 9 of 10 pages